Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-3 No. 333-122784) pertaining to the offering of up to $400 million of common stock, preferred stock and debt securities by CACI International Inc, and in the Registration Statements (Forms S-8 Nos. 333-122843, 333-104118, & 333-91676) pertaining to the 1996 Stock Incentive Plan, as amended, the 2002 Employee, Management, and Director Stock Purchase Plans, and the CACI $MART Plan, respectively, of CACI International Inc, of our report dated September 9, 2005, with respect to the consolidated financial statements and schedule of CACI International Inc, CACI International Inc management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of CACI International Inc, included in this Annual Report (Form 10-K) for the year ended June 30, 2005.

/S/    ERNST & YOUNG LLP

McLean, Virginia

September 9, 2005